Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

US Lighting Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, $0.0001 par value	457(o)	-	-	$1,000,000.00	0.00011020	$110.20
Fees to Be Paid	Equity	Warrants to purchase common stock, $0.0001 par value	Other (2)	6,666,667	$0.057	$380,000.02	0.00011020	$41.88
Fees Previously Paid	-	-	-	-	-	-	-	-
	Total Offering Amounts					$1,380,000.02		$152.08
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$152.08	(3)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock being registered hereunder include such indeterminate number of shares as may be issuable with respect to the shares of common stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high and low bid prices of the shares of common stock as of August 28, 2023, as quoted on the OTC Pink Market of $0.057.
(3)	The filing fee of $152.08 is being paid concurrently with the filing of this Registration Statement.